UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MASTERCRAFT BOAT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MASTERCRAFT BOAT HOLDINGS, INC.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

October 11, 2019

Dear Stockholder:

We cordially invite you to attend the 2019 Annual Meeting of Stockholders of MasterCraft Boat Holdings, Inc. to be held on October 23, 2019, at 8:00 a.m. Eastern time at The Embassy Suites Knoxville – West, at 9621 Parkside Drive, Knoxville, TN 37922

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting.

Your vote is important. To be sure your shares are voted at the Annual Meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend. You may vote over the Internet or by mailing a proxy or voting instruction card. Voting over the Internet or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

On behalf of your Board of Directors, thank you for your continued support of and interest in MasterCraft Boat Holdings, Inc.

Sincerely,

Frederick A. Brightbill Chairman of the Board

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held October 23, 2019

Time:	8:00 a.m. Eastern time

Date:	Wednesday, October 23, 2019

Place:	The Embassy Suites Knoxville – West, at 9621 Parkside Drive, Knoxville, TN 37922

Record Date:	Stockholders of record at the close of business on October 4, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect three directors nominated by the Board of Directors for a term that expires at the 2022 Annual Meeting of stockholders;

	(2)	Approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors;

	(3)	Approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting;

	(4)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020; and

	(5)	Consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices, 100 Cherokee Cove Drive, Vonore, Tennessee 37885, during the ten-day period preceding the meeting.

By order of the Board of Directors,

Frederick A. Brightbill Chairman of the Board

October 11, 2019

2019 PROXY STATEMENT

The Board of Directors is furnishing this information in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held on October 23, 2019 (the “Annual Meeting”). The proxy statement, the accompanying proxy card and our 2019 Annual Report on Form 10-K will first be mailed to our stockholders on or about October 11, 2019. This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

All properly executed written proxies and all properly completed proxies submitted by the Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on October 4, 2019, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 18,785,481 shares of common stock issued and outstanding on the record date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on October 23, 2019: This Proxy Statement is first being sent to stockholders on or about October 11, 2019. All stockholders and beneficial owners may access the proxy materials at www.astproxyportal.com/ast/20229. In addition, this Proxy Statement and our 2019 Annual Report on Form 10-K are available at www.mastercraft.com.

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	October 23, 2019 at 8:00 a.m. Eastern time

•	The Embassy Suites Knoxville—West, at 9621 Parkside Drive, Knoxville, TN 37922

•	The record date is October 4, 2019

Items of Business

Proposal		Board Vote Recommendation	Page Reference (for more information)	Effect of Abstentions and Broker Non-Votes	Votes Required for Approval
1.	Elect three directors named in this Proxy Statement for terms that expire at the 2022 Annual Meeting	FOR ALL	9	No effect	Affirmative “FOR” vote of a majority of the votes cast for or against each Director nominee

2.	Approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors	FOR	13	Counts as a vote against proposal	Affirmative “FOR” vote of a majority of the shares outstanding

3.	Approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting	FOR	14	Counts as a vote against proposal	Affirmative “FOR” vote of 66 2/3% of the shares outstanding

4.	Ratify the appointment of our independent registered public accounting firm for fiscal year 2020	FOR	28	Abstentions have no effect	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal

Director Nominees

The Board of Directors (the “Board”) of MasterCraft Boat Holdings, Inc. (“we,” “our,” “us,” the “Company,” or “MasterCraft”) is asking you to elect the three nominees for director named below for terms that expire at our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). The following table provides summary information about the three director nominees. The directors will be elected by the affirmative vote of a majority of the votes cast. Pursuant to our Corporate Governance Guidelines, if an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, can then choose to accept the resignation, reject it or take such other action that the Board deems appropriate. For more information about the director nominees, see page 9.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term
Jaclyn Baumgarten	41	CEO, Boatsetter	Industry, Marketing, Strategy	Independent	Strategy	FY 2022
Roch Lambert	56	Chief Executive Officer, Curt Group	Industry, Operations, Strategy	Independent	Nominating and Corporate Governance, Strategy	FY 2022
Peter G. Leemputte	62	Professional Board Member and Retired Industry Executive	Industry, Finance, Accounting	Independent	Audit, Compensation (Chair)	FY 2022

Continuing Directors

The following table provides summary information about the five continuing directors whose terms expire at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). For more information about the continuing directors, see page 10.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term
Donald C. Campion	71	Professional Board Member and Retired Executive	Finance, Accounting, Risk Management	Independent	Audit (Chair), Compensation	FY 2020
Tzau-Jin (TJ) Chung	56	Partner, Core Industrial Partners	Industry, Strategy, Technology	Independent	Compensation, Strategy	FY 2020
Terry McNew	57	Chief Executive Officer and President, MasterCraft Boat Holdings, Inc.	Industry, Operations, Product Development	—	—	FY 2021
Frederick A. Brightbill	67	Professional Board Member and Retired Industry Executive	Industry, Operations, Finance	Independent	Audit, Nominating and Corporate Governance (Chair)	FY 2021
W. Patrick Battle	56	Managing Partner, Stillwater Family Holdings	Strategy, Marketing, Innovation	Independent	Nominating and Corporate Governance, Strategy (Chair)	FY 2021

2019 Performance Highlights

Net Sales	Gross Profit
$466.4 million up 40.2% from fiscal 2018	$113.1 million up 25.2% from fiscal 2018
Acquisitions
• Completed the acquisition of Crest Marine, LLC (“Crest”) in October 2018

Governance Evolution

Our Board is committed to strong corporate governance. As we continue our transition from a “controlled company” to a widely-held company following the completion of our former sponsors’ sell-down of their equity ownership positions, we are committed to evolving our Board and our corporate governance processes to reflect the changes in our Company’s business and stockholder base. We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.

This past year, we have made a number of changes to our governance structure that we believe align with the best interests of our Company and our stockholders. Set forth below are the changes we have made to our governance practices in the past year, as well as governance-related proposals we are recommending our stockholders adopt at the Annual Meeting. We feel that these changes represent significant steps toward enhancing our governance practices.

•

Board Declassification and Removal of Directors without Cause. At this year’s Annual Meeting, we are seeking stockholder approval to declassify our Board. If approved, the proposed amendment would eliminate the classification of the Board over a three-year period beginning at next year’s annual meeting, as described in Proposal 2. The Board has also approved corresponding amendments to our Bylaws, conditioned upon stockholder approval of the amendment to our Certificate of Incorporation. In connection with declassifying the Board, we will also amend our Certificate of Incorporation to provide that directors may be removed with or without cause.

•

Majority Voting Standard with Director Resignation Policy. In July 2019, we amended our Bylaws regarding director elections to provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. In connection with this change, we also amended our Corporate Governance Guidelines to provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.

•

Elimination of Supermajority Voting Standard. At this year’s Annual Meeting, we are seeking stockholder approval to remove supermajority voting requirements from our Certificate of Incorporation, as described in Proposal 3. In addition, as part of the July 2019 amendments to our Bylaws we made similar revisions to our Bylaws. As a result, stockholders may now amend our Bylaws and, assuming stockholder approval at the Annual Meeting, will be able to amend any provision of our Certificate of Incorporation, by majority vote. The Board believes that implementing a majority voting standard to amend any provision of our Certificate of Incorporation and Bylaws enhances the ability of our stockholders to influence our governance structure and is consistent with principles of strong corporate governance.

2019 Compensation Program Highlights

Our executive compensation program is designed to facilitate high performance and generate results that will create value for our stockholders. We structure compensation to pay for performance, reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success, which we believe creates a performance culture, maintains morale and attracts, motivates and retains top executive talent.

The primary elements of our fiscal year 2019 executive compensation program are base salary, annual bonuses, equity incentive awards and certain employee benefits. Our Compensation Committee reviews and approves our executive compensation program, and maintains the discretion to adjust awards and amounts paid to our executive officers as it deems appropriate. We believe our named executive officers are compensated in a manner consistent with our strategy, compensation best practices and alignment with stockholders interests.

What We Do
✓	Strong emphasis on performance-based compensation, with a significant portion of named executive officers’ overall compensation tied to Company performance	✓	Rigorous measures tied to Company Revenue, Adjusted EBITDA Margin, Total Shareholder Return and Cumulative Adjusted EPS
✓	Aggressive annual Revenue and Adjusted EBITDA targets	✓	Compensation Committee is comprised solely of independent directors
✓	Appropriate mix of short-term and long-term incentives	✓	Additional rigorous and subjective individual performance objectives considered for each executive
✓	Annual cash incentives for named executive officers limited to 200% of Target for financial performance metrics	✓	Meaningful stock ownership guidelines for certain executive officers and directors
✓	Robust clawback policy for incentive compensation paid to our named executive officers	✓	Compensation Committee advised by third-party advisors including independent compensation consultant
What We Don’t Do
×	Provide incentives that encourage excessive executive risk-taking	×	Allow hedging or short sales
×	Gross up excise taxes that may become due upon a change in control	×	Guarantee incentive awards for executives

2020 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our Annual Meeting of stockholders expected to be held in September or October 2020 pursuant to SEC Rule 14a-8 must be received by us by June 12, 2020. Director nominations or other business to be brought before the 2020 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between June 25, 2020 and July 25, 2020. For more information, see page 43.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting. These officers are Terry McNew and Timothy M. Oxley.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote designating Terry McNew and Timothy M. Oxley as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are a stockholder of record. If your shares are held in the name of your bank, broker or other nominee, your shares are held in street name.

What is the record date and what does it mean?

October 4, 2019 is the record date for the Annual Meeting to be held on October 23, 2019. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet. Over the Internet at the web address noted in the enclosed proxy card (if you have access to the Internet, we encourage you to vote in this manner). The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded.

By Mail. You may sign and date your proxy card and mail it in the prepaid and addressed envelope enclosed herewith.

In Person. You may vote in person at the Annual Meeting.

Please follow the directions in the Notice of Availability of Proxy Materials or proxy card you received carefully.

How do I vote as a street name stockholder?

If your shares are held in “street name” through a bank, broker or other nominee, you should receive information from the bank, broker or other nominee about your specific voting options. If you have questions about voting your shares, you should contact your bank, broker or other nominee. The availability of telephone and Internet voting depends on the voting processes of your bank, broker or other nominee.

If you wish to vote in person at the Annual Meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank, broker or other nominee. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the three nominees for director described in this Proxy Statement;

•	for the approval of the amendment to our Certificate of Incorporation to declassify the Board;

•	for the approval of the amendment to our Certificate of Incorporation to eliminate Supermajority Voting; and

•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2020.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again by the Internet prior to 11:59 p.m. Eastern Time, on October 22, 2019;

•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or

•	voting in person at the Annual Meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The inspector of elections appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, sign and return a proxy card, or attend the Annual Meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, sign and return a proxy card or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank, broker or other nominee and you do not provide voting instructions before the Annual Meeting, your bank, broker or other nominee may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter for this Proxy Statement. The election of director nominees and proposed amendments to our Certificate of Incorporation are not considered routine matters. Because neither the election of director nominees nor the proposed amendments to our Certificate of Incorporation are considered “routine” matters for stockholder consideration, the brokers will not have discretionary authority to vote your shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal?

For Proposal 1—Election of Directors, you may vote for all nominees, withhold from all nominees or withhold from individual nominees.

For Proposal 2—Approval of Amendment to Certificate of Incorporation to declassify the Board of Directors, you may vote for, against or abstain from voting.

For Proposal 3—Approval of Amendment to Certificate of Incorporation to eliminate Supermajority Voting, you may vote for, against or abstain from voting.

For Proposal 4—Ratification of the Appointment of our Independent Registered Public Accountants, you may vote for, against or abstain from voting.

How are votes tabulated?

According to our Bylaws, each of the proposed items will be determined as follows:

Proposal 1—Election of Directors: To be elected, each nominee must receive an affirmative “FOR” vote of a majority of the votes cast. If you do not vote on such proposal or cast a withhold vote, it will have no effect on such proposal.

Proposal 2—Approval of Amendment to Certificate of Incorporation to declassify the Board of Directors: For this proposal to pass, the proposal must receive an affirmative “FOR” vote of not less than a majority of the voting power of all outstanding shares of our common stock. If you abstain from voting on such proposal or your broker is unable to vote your shares, it will have the same effect as a vote against such proposal.

Proposal 3—Approval of Amendment to Certificate of Incorporation to eliminate Supermajority Voting: For this proposal to pass, the proposal must receive an affirmative “FOR” vote of not less than 66 2/3% of the voting power of all outstanding shares of our common stock. If you abstain from voting on such proposal or your broker is unable to vote your shares, it will have the same effect as a vote against such proposal.

Proposal 4—Ratification of the Appointment of our Independent Registered Public Accountants: The ratification of the appointment of our independent registered public accountants will be determined by a majority of the votes cast for or against this proposal. If you abstain from voting on such proposal, it will have no effect on such proposal.

Any other matters: The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. In addition, we have retained AST and Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials. We have also retained Alliance Advisors to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of these services is estimated to be approximately $51,000, plus expenses.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. We will file that report with the SEC, and you can get a copy from:

•	our website at www.mastercraft.com by clicking on the Investors link, followed by the Financials link,

•	the SEC’s website at www.sec.gov,

•	the SEC at 1 (800) SEC-0330, or

•	our Corporate Secretary at 100 Cherokee Cove Drive, Vonore, Tennessee 37885.

How can I obtain a copy of the 2019 Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended June 30, 2019?

Our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended June 30, 2019, is available at www.astproxyportal.com/ast/20229 and at www.mastercraft.com by clicking on the Investors link, followed by the Financials link. In addition, our Annual Report on Form 10-K for the year ended June 30, 2019, is available from the SEC’s website at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by mailing a written request to:

100 Cherokee Cove Drive,

Vonore, Tennessee 37885

Attention: Corporate Secretary

How do I obtain directions to attend the Annual Meeting and vote in person?

Directions to the Annual Meeting are located at www.mastercraft.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our Board consists of eight directors in three classes, with three directors in Class I, two directors in Class II and three directors in Class III.

The three director classes will serve as follows:

•	Class I, whose term will expire at the Annual Meeting;

•	Class II, whose term will expire at the 2020 Annual Meeting; and

•	Class III, whose term will expire at the 2021 Annual Meeting.

The terms of Jaclyn Baumgarten, Roch Lambert and Peter G. Leemputte, each a Class I director, expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, Ms. Baumgarten and Messrs. Lambert and Leemputte have been nominated for election at the Annual Meeting. If elected, Ms. Baumgarten and Messrs. Lambert and Leemputte will each hold office for a three-year term until the 2022 Annual Meeting.

In addition, assuming approval of the proposed amendment to our Certificate of Incorporation to declassify the Board by our stockholders, at the 2020 Annual Meeting the Class II directors are expected to be elected for one-year terms expiring at the annual meeting of stockholders to be held in 2021, and at the 2022 Annual Meeting, the Class III and Class II directors are expected to be elected for one-year terms expiring at the annual meeting of stockholders to be held in 2023. Messrs. Campion and Chung are our current Class II directors, and Messrs. Brightbill, McNew and Battle are our current Class III directors.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the three nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. Each of the nominees have consented to stand for election at this meeting. If any of the nominees becomes unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

Directors will be elected by a majority of the votes cast at the Annual Meeting. In accordance with our Corporate Governance Guidelines, as amended in July 2019, any director nominee who fails to receive the affirmative vote of a majority of the votes cast must promptly tender an irrevocable offer of resignation to the Board, which will then consider whether to accept or reject the resignation. For more information on our director resignation policy, see the “Corporate Governance—Director Resignation Policy” section in this Proxy Statement.

Each of the director nominees listed below are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications and other public company directorships held currently or in the last five years.

Director Nominees for Terms Expiring at the 2022 Annual Meeting

Jaclyn Baumgarten—Ms. Baumgarten has served as a member of our Board since October 2018. Ms. Baumgarten is currently the co-founder and Chief Executive Officer of Boatsetter, the world’s leading boat sharing platform with boats throughout the United States, Mexico, the Bahamas, the Caribbean, South America and the Mediterranean. Prior to co-founding Boatsetter, Ms. Baumgarten founded and was Chief Executive Officer of Cruzin Inc. (now merged with Boatsetter), where she led a team of marine and insurance industry leaders to create the insurance policy that paved the way for an entire boat sharing industry. Prior to this, Ms. Baumgarten served as a Partner and Chief Operating Officer at AH Global, a Director of Strategy at DaVita, a Development Manager at Westfield Group, a Consultant at IBM, and a Consultant at PricewaterhouseCoopers. Ms. Baumgarten holds a Bachelor of Arts degree from Wellesley College, cum laude, and has a Master of Business Administration from the Stanford University Graduate School of Business. We believe Ms. Baumgarten’s substantial experience in the boating industry and her strategic and marketing expertise gained through senior leadership positions enable her to play a key role in all matters involving our Board and makes her well qualified to serve as a member of our Board.

Roch Lambert—Mr. Lambert has served as a member of our Board since October 2016. Mr. Lambert currently serves as Chief Executive Officer of Curt Group, an aftermarket automotive accessories manufacturer. Prior to this position, Mr. Lambert served as a Chief Executive Officer of Rec Boat Holdings, an international designer, manufacturer and distributor of powerboats, from 2010 to 2016. Prior to joining Rec Boat, Mr. Lambert served as Vice President and General Manager of several divisions at Bombardier Recreation Products, an international recreational products company, including the Sea-Doo, Ski-Doo and Evinrude divisions from 2008 to 2009, the Evinrude division from 2001 to 2008 and the Sea-Doo division from 1997-2001. He also served in various leadership, engineering and production roles for Bombardier and Aquilon Technologies, a manufacturer of attachments for farm equipment OEMs. Mr. Lambert also currently serves on the boards of three private companies and has previously served on the boards of other private companies. Mr. Lambert graduated from the Ecole Polytechnique de Montreal with a B.Eng. in mechanical/aeronautical engineering and a graduate business degree from the Universite Laval. We believe Mr. Lambert’s substantial industry experience, his leadership positions in diverse manufacturing businesses and his vast knowledge of operational matters in the recreational products and powerboat industries, enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

Peter G. Leemputte—Mr. Leemputte has served as a member of our Board since October 2016. Prior to his retirement, Mr. Leemputte was Chief Financial Officer and Treasurer at Keurig Green Mountain, Inc., a leader in specialty coffee, coffee makers, teas and other beverages, from 2015 to 2016. Prior to joining Keurig, Mr. Leemputte was Executive Vice President and Chief Financial Officer at Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition, from 2008 to 2015. Mr. Leemputte also has significant experience in the marine industry, having previously served as Senior Vice President and Chief Financial Officer for Brunswick Corporation, a diversified manufacturing company. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as director at Beazer Homes, USA, where he serves as a member of the Audit Committee and as a member of the Finance Committee. We believe Mr. Leemputte’s significant financial and accounting expertise gained in handling financial responsibilities for several leading corporations, his deep industry experience and his leadership skills enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

The Board recommends that you vote FOR the three director nominees.

Continuing Directors with Terms Expiring at the 2020 or 2021 Annual Meetings

The directors listed below are expected to remain in office for the duration of their terms in accordance with our Bylaws.

Donald C. Campion—Mr. Campion has served as a member of our Board since July 2015. He has served as the Chief Financial Officer of several public and private companies, including Special Devices, Inc., Cambridge Industries, Inc., Oxford Automotive, Inc., Delco Electronics Corporation and VeriFone, Inc.

Mr. Campion is a member of the board of directors of Haynes International, Inc., where he serves as the Chairman of the Audit Committee and as a member of the Risk Committee and the Compensation Committee. Mr. Campion has previously served on the boards of many public and private companies. Mr. Campion graduated from the University of Michigan College of Engineering with a B.S. in applied mathematics and earned an M.B.A. from the University of Michigan School of Business Administration. We believe Mr. Campion’s substantial accounting and tax experience, his leadership positions in diverse manufacturing businesses and his board service experience, including as chair of several audit committees, enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

Tzau-Jin (TJ) Chung—Mr. Chung has served as a member of our Board since December 2016. Mr. Chung is currently a partner at Core Industrial Partners, a private equity firm. Mr. Chung retired as CEO of Teletrac Navman, a Danaher operating company and a leading global SaaS provider of fleet management solutions in May 2016. From 2007 to 2012, Mr. Chung was CEO of Navman Wireless where he led the MBO of the company. Before Navman Wireless, Mr. Chung served as President of New Technologies Division at Brunswick Corporation. Mr. Chung also served as VP & Chief Strategy Officer of Brunswick and VP of Mercury Marine, a $1.6 billion division of Brunswick. Before joining Brunswick, Mr. Chung was an executive at Emerson Electric. Mr. Chung currently serves on the board of Littelfuse, where he serves as the Chairman of the Compensation Committee and as a member of the Nominating and Governance and the Technology Committees. Mr. Chung also serves on the board of Airgain, where he serves as a member of the Audit Committee. Mr. Chung holds an MBA from Duke University’s Fuqua School of Business, an MS in Computer Science from North Carolina State University, and a BS in Electrical Engineering from the University of Texas at Austin. We believe Mr. Chung’s substantial experience in the boating industry and other industries, his leadership and strategic skills and his expertise in technology enable him to play a key role in all matters involving our Board and makes him well qualified to serve as a member of our Board.

Terry McNew—Mr. McNew was appointed President and Chief Executive Officer of MasterCraft in 2012. Mr. McNew has over 30 years of experience in the boating industry with executive roles at both Brunswick Corp. and Correct Craft. Mr. McNew served as President and Chief Executive Officer of Correct Craft from 2004 to 2006. He served as Executive Vice President of Brunswick Corp’s Recreational Boat Group prior to joining us, where he was in charge of manufacturing, product development, and engineering and quality systems. Prior to these roles, Mr. McNew held senior positions at Sea Ray Boat Group, starting there in 1988 as a laminator and chop gun operator and ultimately leading manufacturing and product development and environmental teams. Mr. McNew currently serves on the boards of directors of West Marine and the National Marine Manufacturers Association Boat Manufacturers Division. In addition, Mr. McNew is a member of the SEC Small Business Capital Formation Advisory Committee. Mr. McNew received his B.S. in Business Administration and Economics from the University of Central Florida-College of Business Administration in 1986 and is certified as a Six Sigma Black Belt from the University of Tennessee. Mr. McNew brings to the Company more than two decades of extensive knowledge of the boating industry as well as leadership and operational skills, which we believe qualify him to serve as our President, Chief Executive Officer and a member of our Board.

Frederick A. Brightbill—Mr. Brightbill has served as a member of our Board since 2009 and as the chairman of our Board since July 2015. Mr. Brightbill has served as a Principal of Brightbill Advisors, a management consulting firm, since 2009 and previously served as Principal at Vantage Development and JB Acquisitions. Prior to that he served as President of the Aluminum Boat Group at Brunswick Corporation and in various leadership roles at Mercury Marine, including President of the Outboard Business Unit and Integrated Operations Division. Mr. Brightbill has served on many private company boards and has held a variety of leadership positions, including President and CFO. Mr. Brightbill graduated with a B.S. in Finance from the University of Illinois at Urbana Champaign and received his M.B.A. from the University of Chicago. We believe Mr. Brightbill’s experience in the boating industry as well as his leadership and operational skills enable him to play a key role in all matters involving our Board and makes him well qualified to serve as a member of our Board.

W. Patrick Battle—Mr. Battle has served as a member of our Board since May 2017. Since 2010, Mr. Battle has been the Managing Partner of Stillwater Family Holdings and was instrumental in launching Experience and Fermata Partners. Mr. Battle served as Chairman of IMG College from 2007 until 2011, following the acquisition of The Collegiate Licensing Company (CLC) by IMG Worldwide. Under his leadership, IMG College became the leader in developing and managing integrated licensing, marketing, and multimedia rights programs for more than 200 U.S. universities, conferences, bowls, and the NCAA. Prior to joining IMG in 2007, Mr. Battle was the President and Chief Executive Officer of CLC, where he worked since 1984. Mr. Battle has served on the board of Acuity Brands, Inc. since 2014 and is currently a member of Acuity’s Compensation Committee and Governance Committee. Mr. Battle graduated from Georgia State University with a B.A. in Marketing. We believe Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

PROPOSAL 2—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides for a classified Board divided into three classes of directors, with each class elected for staggered three-year terms. We instituted this structure at the time of our initial public offering to provide us with stability and continuity and encourage a long-term perspective from our Board.

In evaluating the continuation of the classified Board, we considered arguments in favor of and against declassification. While we believe that the continuity and long-term perspectives associated with a classified Board are important considerations, there are many potential advantages to declassification of the Board, including the ability of stockholders to evaluate directors annually. Annually elected boards are perceived by many institutional stockholders as increasing the accountability of directors to such stockholders. After carefully weighing these considerations, we determined it is in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to declassify the Board. This will result in a fully declassified Board by the 2022 Annual Meeting.

The proposed amendment to the Certificate of Incorporation would eliminate the classification of our Board over a three-year period beginning at the 2020 Annual Meeting as follows:

•	At the 2020 Annual Meeting, we would elect Class II directors to one-year terms;

•	At the 2021 Annual Meeting, we would elect Class III directors and Class II directors to one-year terms; and

•	At the 2022 Annual Meeting and at all future annual meetings, we would elect directors from all three classes to one-year terms.

The proposed amendment would not affect the existing terms of our directors, and the directors who are nominated for election at the Annual Meeting will still be elected for three-year terms, even if the proposed amendment is approved. The proposed amendment would not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Under Delaware law, directors of companies that have a classified board of directors may be removed only for cause, unless the Certificate of Incorporation provides otherwise. Delaware law provides that directors of companies that do not have a classified board of directors may be removed with or without cause. Accordingly, if the proposed amendment is approved, any director elected at or after the Annual Meeting may be removed from office for any reason, with or without cause, by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote in an election of directors.

The proposed amendment to the Certificate of Incorporation described in this proposal is attached to this Proxy Statement as Appendix A. The proposed amendment would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would file promptly following the 2019 Annual Meeting of Stockholders if our stockholders approve the proposed amendment. The affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the record date is required to approve this proposed amendment. If our stockholders approve the proposed amendment to the Certificate of Incorporation, the Board will make certain conforming changes to our Bylaws.

This Proposal 2 is separate from, and is not conditioned on, the approval of Proposal 3 (Approval of Amendment to Certificate of Incorporation to Eliminate Supermajority Voting). Your vote on Proposal 3 does not affect your vote on Proposal 2. You can vote FOR, AGAINST, or ABSTAIN from voting on either of these proposals.

The Board recommends that you vote FOR approval of the proposal to amend the Certificate of Incorporation to declassify the Board of Directors.

PROPOSAL 3—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING

Our Certificate of Incorporation provides that certain amendments to provisions of the Certificate of Incorporation require the affirmative vote of holders of two-thirds (66 2/3%) or more of our outstanding shares of common stock entitled to vote in an election of directors. We refer to this voting standard as the “Supermajority Vote.”

Specifically, our Certificate of Incorporation provides that any amendment to the provisions governing special meetings of stockholders and stockholder voting by written consent must be approved by a Supermajority Vote. We established the Supermajority Vote provision at the time of our initial public offering to protect the interests of our stockholders by ensuring that fundamental changes to our Certificate of Incorporation have the support of a broad consensus of all stockholders.

After considering the advantages and disadvantages of the Supermajority Vote provision, including through dialogue with our stockholders, review of current governance best practices and reflection on the Board’s determination in July 2019 to remove the supermajority voting standard in our Bylaws for stockholder Bylaw amendments, the Board has determined it is in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to eliminate the Supermajority Vote.

If approved, future stockholder-approved amendments to the provisions of our Certificate of Incorporation governing special meetings of stockholders and stockholder voting by written consent would not be subject to a Supermajority Vote and would instead require the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at any annual or special meeting of stockholders.

The proposed amendment to the Certificate of Incorporation described in this proposal is attached to this Proxy Statement as Appendix A. The proposed amendment would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would file promptly following the 2019 Annual Meeting of Stockholders if our stockholders approve the proposed amendment. The affirmative vote of the holders of a supermajority (66 2/3%) of our outstanding shares of common stock entitled to vote on the record date is required to approve this proposed amendment.

This Proposal 3 is separate from, and is not conditioned on, the approval of Proposal 2 (Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors). Your vote on Proposal 2 does not affect your vote on Proposal 3. You can vote FOR, AGAINST, or ABSTAIN from voting on either of these proposals.

The Board recommends that you vote FOR approval of the proposal to amend the Certificate of Incorporation to eliminate the Supermajority Vote.

ENVIRONMENTAL AND SOCIAL

As a manufacturer of recreational powerboats meant to be used and enjoyed outdoors on the water, we recognize the importance of social and environmental responsibility and global sustainability. Over the past several years, we have undertaken initiatives to reduce our environmental impact, ensure a healthy and safe workplace for our employees, and act as good corporate citizens in the communities we serve, including:

•	Obtaining ISO certifications in environmental (ISO 14001:2015), health and safety (ISO 18001:2007) and quality (ISO 9001:2015) standards;

•	Partnering with environmentally conscious engine suppliers, focused on reducing carbon emissions and water and energy consumption;

•	Working with our non-engine supplier partners to reduce engine and air emissions both in the production of our products and during their use;

•	Sourcing of materials that have the least environmental impact, minimizing the risks of employee health hazards and maintaining a cleaner environment;

•	Implementing a recycling program that has successfully kept 400 tons annually out of local landfills;

•	Developing technologies and executing manufacturing methods and practices that maintain a clean, safe, and healthy workplace;

•	Expanding employee safety training and employee engagement through more than 40,000 ideas implemented annually over the last two years;

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Creating a culture and environment where all employees can recognize and report unsafe conditions or practices without fear of reprimand or punishment that includes identifying safety issues and helping to find solutions; and

•	Partnering with local schools and organizations to help improve the communities in which we work; and Adhering to a strict code of ethical business practices across our entire organization.

Our continued commitment is making the best products in the best way possible. But we can always do better. We will continue to approach these areas of opportunity and undertake broader, organization-wide sustainability initiatives related to all boating operations, setting forth long-term goals for energy use, the environment, our products, and employee health and safety across our portfolio of brands. We will hold ourselves accountable to the highest standards, striving for reductions in energy usage at all of our facilities, minimizing our environmental footprint, developing the safest and most sustainable products in the boating marketplace, all while keeping the safety and well-being of our employees at the forefront of everything we do.

To learn more about our sustainability program, see our website at www.mastercraft.com/makingboatingbetter.

CORPORATE GOVERNANCE

Stockholder Outreach and Engagement

As we have done in prior years, in the summer of 2019, we reached out to holders representing approximately 61% of our outstanding common stock in order to further understand our investors’ views regarding corporate governance matters and our executive compensation programs. As a result of this outreach, we had conversations with holders representing approximately 30% of our outstanding common stock, with a number of additional holders declining our invitation as they did not have any concerns with our current corporate governance or executive compensation practices. The calls were led by Fredrick A. Brightbill, our Chairman of the Board and Chairman of the Nominating and Governance Committee, Peter G. Leemputte, Chairman of our Compensation Committee, and Timothy M. Oxley, our Chief Financial Officer.

In connection with this outreach, we discussed matters such as the Company’s evolution, the Board’s perspective on corporate governance and executive compensation matters, how our investors view such topics, and investor feedback regarding the Company’s specific corporate governance and executive compensation practices. Our stockholders provided candid, constructive feedback, highlighting their specific views regarding various governance practices and other matters.

As discussed in the “Proxy Statement Summary—Governance Evolution” section of this Proxy Statement, this past year, we have made a number of changes to our governance structure that we believe align with the best interests of our Company and our stockholders. Set forth below are the changes we have made to our governance practices in the past year, as well as governance-related proposals we are recommending our stockholders adopt at the Annual Meeting. We feel that these changes represent significant steps toward enhancing our governance practices.

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Board Declassification and Removal of Directors without Cause. At this year’s Annual Meeting, we are seeking stockholder approval to declassify our Board. If approved, the proposed amendment would eliminate the classification of the Board over a three-year period beginning at next year’s annual meeting, as described in Proposal 2. The Board has also approved corresponding amendments to our Bylaws, conditioned upon stockholder approval of the amendment to our Certificate of Incorporation. In connection with declassifying the Board, we will also amend our Certificate of Incorporation to provide that directors may be removed with or without cause.

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Majority Voting Standard with Director Resignation Policy. In July 2019, we amended our Bylaws regarding director elections to provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. In connection with this change, we also amended our Corporate Governance Guidelines to provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.

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Elimination of Supermajority Voting Standard. At this year’s Annual Meeting, we are seeking stockholder approval to remove supermajority voting requirements from our Certificate of Incorporation, as described in Proposal 3. In addition, as part of the July 2019 amendments to our Bylaws, we made similar revisions to our Bylaws. As a result, stockholders may now amend our Bylaws and, assuming stockholder approval at the Annual Meeting, will be able to amend any provision of our Certificate of Incorporation, by majority vote. The Board believes that implementing a majority voting standard to amend any provision of our Certificate of Incorporation and Bylaws enhances the ability of our stockholders to influence our governance structure and is consistent with principles of strong corporate governance.

Board Composition and Director Independence

Composition

Our amended and restated Bylaws provide that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Effective upon the election of Ms. Baumgarten to the Board in October 2018, our Board currently consists of eight members, W. Patrick Battle, Jaclyn Baumgarten, Frederick A. Brightbill, Donald C. Campion, TJ Chung, Roch Lambert, Peter G. Leemputte and Terry McNew. Our amended and restated Certificate of Incorporation provides that our Board is divided into three classes, with each director serving a three-year term. If approved by our stockholders at the Annual Meeting, the proposed amendment to our Certificate of Incorporation to declassify the Board would eliminate the classification of the Board over a three-year period beginning at the 2020 Annual Meeting. Any director to be elected after the Annual Meeting would be elected for a one-year term. Our Board would be fully declassified by the 2022 Annual Meeting.

Following their terms, each director may be elected for an additional one-year term. Delaware law provides that directors of companies that do not have a classified board may be removed with or without cause. Accordingly, if the proposed amendment is approved, any director elected at or after the 2019 Annual Meeting may be removed from office for any reason, with or without cause, by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote in an election of directors.

Independence

We follow the director independence standards set forth in The Nasdaq Stock Market, or NASDAQ, corporate governance standards and the federal securities laws.

The Board reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board and its committees. During this review, the Board examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

As a result of this review, our Board has determined that Mr. Battle, Ms. Baumgarten, Mr. Brightbill, Mr. Campion, Mr. Chung, Mr. Lambert and Mr. Leemputte and are independent, as defined under the rules of NASDAQ and meet the requirements set forth in our director independence guidelines. The members of our Nominating and Corporate Governance Committee are Messrs. Brightbill, Battle and Lambert. The members of our Compensation Committee are Messrs. Leemputte, Campion and Chung. The members of our Strategy Committee are Mr. Battle, Ms. Baumgarten, Mr. Chung and Mr. Lambert. The members of our Audit Committee are Messrs. Campion, Brightbill and Leemputte. Our Board has determined that Messrs. Campion, Brightbill and Leemputte are independent for Audit Committee purposes, as defined under the rules of NASDAQ.

Director Skills, Qualifications and Experiences

Under the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for director nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee believe that it is important that our directors demonstrate:

•	a high level of personal and professional ethics, integrity and moral character;

•	a commitment to the long-term interests of our stockholders;

•	sound business judgment;

•	the skills, knowledge and expertise that in the aggregate are useful in overseeing and providing strategic direction to the Company’s business; and

•	availability to devote sufficient time for preparation and participation in board and committee meetings.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above.

The Board believes that, taken as a whole, it should represent a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs. In this regard the Board subjectively takes into consideration diversity (with respect to race, gender and national origin) when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors, but considers the diversity in experience, skills and background of each nominee and director wholistically.

Using our director skills matrix as a guide, as well as the results of our annual Board and committee self-assessment process, the Nominating and Corporate Governance Committee evaluates the composition of our Board annually and identifies for consideration by the full Board areas of expertise and other qualities that would complement and enhance our current Board. The diverse set of core competencies represented on our current Board is summarized below:

Seven out of eight directors are independent. The average tenure of our directors is four years. For additional information on each director, see the biographies in the “Proposal 1—Election of Directors” section of this Proxy Statement.

Board Leadership Structure

Mr. Brightbill has been elected by our Board to serve as the Chairman of our Board. Our Chairman provides leadership to ensure that the Board functions in an independent, cohesive fashion.

We believe our Chief Executive Officer should be principally responsible for running the Company, while our Chairman is responsible for running the Board. The Board has considered the time that is required of Mr. McNew as Chief Executive Officer and believes that by having another director serve as Chairman of the Board, Mr. McNew is able to focus his entire energy on running our Company. Under our Corporate Governance Guidelines and our Bylaws, our Chairman’s specific responsibilities include to:

•	preside over all meetings of the Board and stockholders;

•	work with all directors to schedule Board and committee meetings;

•	in conjunction with our Chief Executive Officer and committee chairs plan all Board meeting agendas providing ample time for appropriate discussion;

•	lead the Board toward active and constructive participation by all directors;

•

conduct an executive session of the independent directors following each Board meeting without management present and communicate with management, when appropriate, any issues discussed during the executive session;

•	facilitate the annual performance review of the Chief Executive Officer with all directors and communicate the results to the Chief Executive Officer;

•	work with the Chief Executive Officer and the Board regarding succession planning for the Chief Executive Officer position;

•	work with the Nominating and Corporate Governance Committee to determine all committee assignments;

•	lead the annual self-assessment of the Board’s performance;

•	lead the discussion and evaluation of any violations of or issues related to our Code of Ethics and Conduct;

•	communicate regularly with the Chief Executive Officer on all matters to come before the Board and other relevant company matters; and

•	strive to create and sustain a strong, constructive relationship between the Board and management and among the members of the Board.

Our Chairman also has access to management and financial and other information as he deems appropriate from time-to-time to assist him and the Board in discharging their responsibilities.

The Board determines its leadership structure from time to time. As part of the annual self-evaluation process, the Nominating and Corporate Governance Committee and the Board evaluate the leadership structure of the Board to ensure that the structure is appropriate for the Company and its stockholders. We recognize that different board leadership structures may be appropriate for the Company in the future, depending upon applicable circumstances. However, the Board believes the current leadership structure, with Mr. McNew as Chief Executive Officer and Mr. Brightbill as Chairman of the Board, is the appropriate structure for MasterCraft at this time.

Board Committees and Membership

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. Each of the committees reports to the Board as they deem appropriate, and as the Board may request. The composition, duties and responsibilities of these committees are described below. The table below sets forth the current membership of each of the committees:

Director	Audit	Compensation	Nominating and Corporate Governance	Strategy
Terry McNew	—	—	—	—
Frederick A. Brightbill	X	—	Chair	—
W. Patrick Battle	—	—	X	Chair
Jaclyn Baumgarten	—	—	—	X
Donald C. Campion	Chair	X	—	—
TJ Chung	—	X	—	X
Roch Lambert	—	—	X	X
Peter G. Leemputte	X	Chair	—	—

Audit Committee

Our Audit Committee is responsible for, among other things, engaging our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls.

Our Audit Committee currently consists of Messrs. Campion, Brightbill, and Leemputte, with Mr. Campion serving as chair. Our Board has affirmatively determined that Messrs. Campion, Brightbill, and Leemputte each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 and NASDAQ rules. In addition, our Board has determined that each Audit Committee member is “financially literate” and that Messrs. Campion and Leemputte each qualify as an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee. The Audit Committee held 11 meetings during the 2019 fiscal year.

Compensation Committee

Our Compensation Committee is responsible for determining compensation for our most highly paid employees and administering our other compensation programs. The Compensation Committee is also charged with establishing, periodically re-evaluating and, where appropriate, adjusting and administering policies concerning compensation of management personnel.

Our Compensation Committee consists of Messrs. Leemputte, Campion, and Chung, with Mr. Leemputte serving as chair. Our Board has affirmatively determined that Messrs. Leemputte, Campion, and Chung each meet the definition of “independent director” for purposes of serving on a Compensation Committee under NASDAQ rules.

Our Board has adopted a written charter for the Compensation Committee. The Compensation Committee held seven meetings during the 2019 fiscal year.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for assisting our Board in selecting new directors, evaluating the overall effectiveness of our Board and reviewing developments in corporate governance compliance.

Our Nominating and Corporate Governance Committee consists of Messrs. Brightbill, Battle and Lambert, with Mr. Brightbill serving as chair. Our Board has affirmatively determined that Messrs. Brightbill, Battle and Lambert each meet the definition of “independent director” for purposes of serving on a Nominating and Corporate Governance Committee under NASDAQ rules.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held six meetings during the 2019 fiscal year.

Strategy Committee

Our Strategy Committee is responsible for overseeing the Company’s ongoing strategic planning initiatives. The Strategy Committee’s primary activities include the development and refinement of a strategic plan that identifies long-term goals and business objectives deemed to be in the Company’s best interests. The Strategy Committee is also charged with advising the Company’s executive officers in the identification of significant issues and opportunities facing the Company, assisting such officers with prioritization and growth initiatives and monitoring the progress of the implementation of the strategic plans. The Committee also helps our executive officers to identify short-term goals and objectives for the Company’s annual performance.

Our Strategy Committee consists of Mr. Battle, Ms. Baumgarten, Mr. Chung and Mr. Lambert, with Mr. Battle serving as chair.

Risk Oversight

Our Board is responsible for overseeing our risk management. The Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board has delegated to the Audit Committee responsibility with respect to risk assessment and risk management. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our other committees of the Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. We believe that the leadership structure of our Board supports its effective oversight of the Company’s risk management.

Director Resignation Policy

In July 2019, upon recommendation by the Nominating and Corporate Governance Committee, our Board amended our Corporate Governance Guidelines to provide that, in an uncontested election of directors, an incumbent director who fails to receive the affirmative vote of a majority of the votes cast must promptly tender an irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.

Committee Charters and Corporate Governance Guidelines

The charters of each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategy Committee and our Corporate Governance Guidelines may be accessed on our website at www.mastercraft.com by clicking on the Investors link, followed by the Governance link, and are available in print upon request from our Corporate Secretary.

Codes of Ethics and Conduct

We have a Code of Ethics and Conduct, which is applicable to all directors and employees, including our executive and financial officers. The Code of Ethics and Conduct is available on our website at www.mastercraft.com by clicking on the Investors link, followed by the Governance link, and is available in print upon request from our Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics and Conduct will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board a slate of nominees for director for election at each annual meeting of stockholders and to identify one or more candidates to fill any vacancies that may occur on the Board. In developing recommendations for new director candidates, the Nominating and Corporate Governance Committee identifies potential individuals whose qualifications and skills reflect those desired by the Board, and evaluates and recommends to the Board all nominees for board membership as specified in the committee’s charter.

As expressed in our Corporate Governance Guidelines and discussed in the “Corporate Governance—Board Composition and Director Independence—Director Skills, Qualifications and Experiences” section of this Proxy Statement,” we do not set specific criteria for directors, but the Company seeks to align the composition of the Board with the Company’s strategic direction so that the directors bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Directors are selected for their integrity, ethics, seasoned judgment, breadth of experience, diversity, insight, knowledge and business acumen, among other things. Leadership skills and executive experience, expertise in recreational boating or vehicles, dealer network knowledge, familiarity with issues affecting global businesses, financial and accounting knowledge, prior experience in the Company’s geographic markets, expertise in operations, strategic planning and marketing expertise, among others, may also be among the relevant selection criteria. The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. In addition, the Company strives to maintain a Board that reflects passion and commitment to the Company. These criteria will vary over time depending on the needs of the Board.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

Stockholder Recommendation of Candidates for Director

Stockholders wishing to recommend candidates to be nominated for election to the Company’s Board may do so by sending to the attention of our Corporate Secretary at the address provided in this Proxy Statement a statement setting forth the information required by the advance notice provision in our Bylaws. Stockholder recommendations provided to our Corporate Secretary will be considered and evaluated by the Nominating and Corporate Governance Committee in the same manner as candidates recommended from other sources.

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Meetings of the Board

During the fiscal year ended June 30, 2019, the Board met seven times. All of our directors attended at least 75% (the threshold for disclosure under SEC rules) of the total meetings held by the Board and any committee on which the director served during the period of the fiscal year that the director was a member of the Board. We expect that each continuing director will attend the Annual Meeting of stockholders, absent a valid reason.

Executive Sessions of Non-Management Directors

The independent directors met in executive session, without any non-independent directors or members of management present, six times during fiscal 2019.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended June 30, 2019 were Peter G. Leemputte (Chairman), Donald C. Campion and TJ Chung. None of these individuals is or has at any time during the past year been an officer or employee of ours. During the 2019 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

Communications with the Board

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Board as a group or the non-management directors as a group in care of the Company’s registered office at 100 Cherokee Cove Drive, Vonore, Tennessee 37885 to the attention of our Corporate Secretary or send an email to the Board as a group or the non-management directors as a group at a specified email address provided by the Company on our website. Our Corporate Secretary shall review all written and emailed correspondence received from stockholders and other interested parties and forward such correspondence periodically to the directors. Advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the directors.

Director Compensation

The following table sets forth information concerning the fiscal year 2019 compensation of our non-employee directors that served during the period from July 1, 2018 through June 30, 2019:

Name	Fees earned or paid in cash ($)(1)	Stock / option awards ($)	Other ($)(2)	Total ($)
Frederick A. Brightbill	$112,500	$55,000	$2,988	$170,488
W. Patrick Battle	61,250	55,000	2,465	118,715
Jaclyn Baumgarten(3)	36,875	37,672	3,250	77,297
Donald C. Campion	82,500	55,000	5,394	142,894
TJ Chung	60,000	55,000	—	115,000
Roch Lambert	57,500	55,000	3,200	115,700
Peter G. Leemputte	77,500	55,000	3,431	135,931

(1)	Includes expense reimbursement.
(2)

The amounts in this column reflect imputed income for boat usage. Each of our Non-Employee Directors is provided the opportunity to use one of our MasterCraft boats and trailers in order to better understand the quality, features, components, operation, etc. of our products, and to aid in the product development and portfolio strategy, while minimizing the cost to the Company. Directors are provided with use of the boat at no charge, but are responsible for paying all insurance, maintenance, gas and other fees, costs and charges (other than registration or use fees and taxes) related to their operation of the boat.

(3)	The amounts of fiscal year 2019 compensation for Ms. Baumgarten are prorated based on her joining the Board on October 23, 2018.

Non-management members of the Board receive a $50,000 annual retainer related to their Board duties and responsibilities, which is paid in advance in four equal installments of $12,500 each. Additionally, there is a $40,000 annual retainer for serving as Chairman of the Board, also paid in four equal installments. We reimburse directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof.

Directors also receive an additional annual retainer for each committee on which they serve, paid in four equal installments. Each Audit Committee member receives a $10,000 annual retainer. Additionally, there is a $15,000 annual retainer for serving as the chairman of the Audit Committee. Each Compensation Committee member receives a $7,500 annual retainer. Additionally, there is a $10,000 annual retainer for serving as the chairman of the Compensation Committee. Each Nominating and Corporate Governance Committee member receives a $5,000 annual retainer. Additionally, there is a $7,500 annual retainer for serving as the chairman of the Nominating and Corporate Governance Committee. Each Strategy Committee member receives a $5,000 annual retainer. Additionally, there is a $7,500 annual retainer for serving as the chairman of the Strategy Committee. For fiscal 2019, the Strategy Committee members received a prorated portion (based on the date of the committee’s formation in December 2018) of the $5,000 annual retainer, or $2,500. The chairman of the Strategy Committee received an additional prorated amount of $3,750.

Under the director compensation policy, directors may elect to receive all (but not less than all) of his or her annual retainers in the form of common stock (in lieu of cash). Each non-employee director is also eligible to participate in our boat usage and testing program and may therefore receive certain additional benefits that we categorize as compensation for purposes of calculating a director’s compensation in this Proxy Statement.

Pursuant to the director compensation policy in effect during fiscal 2019, we also granted an annual award of restricted stock with a grant date fair value of $55,000 to each non-employee director who received cash compensation, except for Ms. Baumgarten, who received a prorated protion based on the date she joined the Board as noted above. The terms of each restricted stock award are set forth in a written award agreement between each director and us, which we intend will generally provide for vesting after one year of continued service as a director, prorated as necessary to account for changes in service on the Board, subject, in either case, to acceleration upon a change of control. Directors elected or appointed, or those who leave service on the Board mid-quarter will receive a prorated portion of the annual retainer and the annual award, in each case adjusted to reflect his or her period of service.

Under the director compensation policy, the aggregate amount of cash and equity compensation that may be paid or granted to any non-employee director during any calendar year may not exceed $500,000, subject to limited exceptions. We have adopted a director stock ownership policy encouraging directors to hold shares of our common stock with a value equal to four times his or her annual cash retainer fee (exclusive of any committee retainers).

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of August 5, 2019, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors, nominees for director and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

Name	Number of Shares of Common Stock Owned(1)	Number of Shares Subject to Right to Acquire Beneficial Ownership	Total Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)
Beneficial owners of 5% or more of our common stock
BlackRock, Inc.(3)	1,637,849	—	1,637,849	8.72%
Renaissance Technologies LLC(4)	1,466,326	—	1,466,326	7.81%
The Vanguard Group(5)	1,121,488	—	1,121,488	5.97%
Divisar Capital Management LLC(6)	1,074,432	—	1,074,432	5.72%
Directors and named executive officers
Terry McNew	320,062	48,467	368,529	1.96%
Timothy M. Oxley	78,269	15,146	93,415	*
Jay S. Povlin	14,389	5,452	19,841	*
Frederick A. Brightbill	32,701	—	32,701	*
W. Patrick Battle	8,721	—	8,721	*
Jaclyn Baumgarten	5,179	—	5,179	*
Donald C. Campion	16,660	—	16,660	*
TJ Chung	10,259	—	10,259	*
Roch Lambert	11,077	—	11,077	*
Peter G. Leemputte	11,077	—	11,077	*
All current executive officers, directors and director nominees as a group (eleven persons)	514,138	69,065	583,203	3.10%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Based on an aggregate of 18,784,308 shares of MasterCraft common stock issued and outstanding as of August 5, 2019.
(3)

As of December 31, 2018, based on information provided in a Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc. (“BlackRock”), BlackRock reported that it has sole voting power with respect to 1,531,959 shares of our common stock and sole power to dispose of, or direct the disposition of, 1,637,849 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

As of December 31, 2018, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2019 by Renaissance Technologies LLC (“Renaissance”), Renaissance reported sole voting power with respect to 1,305,700 shares of our common stock, sole dispositive power with respect to 1,368,534 shares of our common stock, and shared dispositive power with respect to 97,792 shares of our common stock. Based on the Schedule 13G, Renaissance Technologies Holdings Corporation is the

beneficial owner of 1,466,326 shares of our common stock as the majority owner of Renaissance. The address for Renaissance is 800 Third Ave, New York, NY 10022.
(5)

As of December 31, 2018, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group (“Vanguard”), Vanguard reported sole voting power with regard to 39,400 shares, sole dispositive power with respect to 1,082,996 shares of our common stock and shared dispositive power with respect to 38,492 shares of our common stock. Based on the Schedule 13G, the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 36,323 shares of our common stock as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,246 shares of our common stock as a result of its serving as investment manager of collective trust accounts. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

As of August 5, 2019, based on information provided in Schedule 13G filed with the SEC on August 15, 2019 by Divisar Capital Management LLC (“Divisar”), Divisar reported shared voting power with respect to 1,074,432 shares of our common stock and shared dispositive power with respect to 1,074,432 shares of our common stock. Based on the Schedule 13G, Divisar serves as the general partner and investment manager to each of Divisar Partners QP, L.P. and Divisar Partners, L.P., (collectively “the Funds”). Divisar may be deemed to be the beneficial owner of all shares of our common stock held by the Funds. Mr. Steven Baughman, as Managing Member of Divisar with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of our common stock held by the Funds. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, each of the Funds expressly disclaims beneficial ownership over any of the securities reported in this statement, and the filing of this statement shall not be construed as an admission that either of the Funds are the beneficial owner of any of the securities reported herein.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”) to file reports of ownership and changes in ownership of our common stock with the SEC, the NASDAQ, and us. To the Company’s knowledge, all filings were timely during fiscal year 2019, except the purchase of shares of common stock on May 17, 2019 was reported on a late Form 4 filing for Patrick May.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain transactions, arrangements and relationships with certain of our directors, executive officers or stockholders owning 5% or more of our outstanding common stock.

Compensation Programs

We have entered into certain compensation plans to provide payments to certain of our service providers (including our named executive officers and certain of our non-employee directors) as described under the section titled “Executive Compensation.”

Crest Related Party Transactions

Effective October 1, 2018, in connection with the purchase of Crest, the Company entered into a lease agreement with Crest Marine Real Estate LLC (“Crest Real Estate”) for a manufacturing facility, storage and office building. The ten-year lease expires September 30, 2028, subject to four consecutive five year extension periods. The annual rent is approximately $330,000 for the first five years of the lease term and will increase to approximately $425,000 for the remaining five years. Additionally, during the option terms the rent will be adjusted every five years based on the increase in the Consumer Price Index. Patrick May, one of the Company’s executive officers, holds a 20% ownership interest in Crest Real Estate. During the year ended June 30, 2019, the Company recognized related rent expense of approximately $248,000.

In addition, Crest purchases fiberglass component parts from a supplier in which Patrick May also holds a 20% ownership interest. During year ended June 30, 2019, the Company purchased approximately $2,830,000 of products from the supplier. As of June 30, 2019, the outstanding balance due to the supplier was approximately $146,000.

Our Policy Regarding Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related party had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related party’s interest in the transaction.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

Changes in Independent Registered Public Accounting Firm

On September 26, 2019, the Audit Committee approved the dismissal of BDO LLP (“BDO”) as the Company’s independent registered public accounting firm. The Company notified BDO of its decision on September 26, 2019.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended June 30, 2019, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2019, 2018 and 2017, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused BDO to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended June 30, 2019, 2018 and 2017, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided BDO with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC and requested that BDO furnish the Company with a copy of its letter addressed to the SEC stating whether or not BDO agrees with the statements made by the Company therein, and, if not, stating the respects in which it does not agree. The Letter from BDO to the SEC dated as of September 26, 2019, was filed in our Current Report on Form 8-K on September 27, 2019 and is incorporated therein by reference.

Information regarding fees paid to BDO as the Company’s independent registered public accounting firm for fiscal years 2019 and 2018 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

Engagement of Deloitte & Touche LLP

On September 26, 2019, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s new independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ending June 30, 2020.

During the fiscal years ended June 30, 2019, 2018 and 2017, neither the Company, nor anyone on its behalf, consulted Deloitte & Touche regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Deloitte & Touche that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee believes that the retention of Deloitte & Touche as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal 2020.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for, among other things, reviewing with BDO, our independent registered public accounting firm for fiscal year 2019, the scope and results of their audit engagement. In connection with the audit for the fiscal year ended June 30 2019, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of MasterCraft to be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•

discussed with BDO the matters required by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and letter from BDO required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO their independence.

Management is primarily responsible for the Company’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of the Company in accordance with generally accepted accounting principles (“GAAP”). BDO is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of BDO included in their report to the financial statements of the Company.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Submitted by the Audit Committee:

Donald C. Campion

Frederick A. Brightbill

Peter G. Leemputte

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended June 30, 2019 and June 30, 2018:

	Fiscal Year 2019	Fiscal Year 2018
Fees Billed:
Audit Fees	$821,000	$590,000

Total	$821,000	$590,000

Audit Fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit fees also include fees associated with the review of filings made with the SEC.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to BDO were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Terry McNew serves as a director and as an executive officer. His business experience is discussed above in “Proposal 1—Election of Directors—Continuing Directors with Terms Expiring at the 2020 or 2021 Annual Meetings.”

The other executive officers as of the date of this Proxy Statement are:

Timothy M. Oxley, 60, was appointed as our Chief Financial Officer in 2012 and prior to that, he served as Vice President of Business Performance from 2007 until 2012. He is responsible for the Company’s internal controls and policies. Mr. Oxley has actively led MasterCraft’s debt refinancing process and also leads the Company’s forecasting and budgeting process. Mr. Oxley has 28 years of experience in the boating industry, including twelve years with the Company, following 16 years with Brunswick Corp. Prior to joining the Company, Mr. Oxley was the Chief Financial Officer of Brunswick’s Freshwater Boat Group from 2004 to 2006, the Chief Financial Officer of Brunswick’s Sea Ray Boat Group from 2002 to 2004, and the Chief Financial Officer of Baja Marine Corporation (a division of Brunswick) from 1998 to 2002. Mr. Oxley was also the Director of Budgeting at the Sea Ray Boats Division from 1990 to 1998. Before Brunswick, he was a Senior Auditor at Arthur Andersen LLP. Mr. Oxley received his B.S. in Accounting from the University of Tennessee in 1981 and is a Certified Public Accountant (inactive).

Jay S. Povlin, 53, was appointed as the President of NauticStar LLC (“NauticStar”) in March 2019. Mr. Povlin joined the Company in 2013, and prior to his current role, most recently served as Global Vice President of Sales and Marketing for MasterCraft Boat Company. Mr. Povlin brings considerable marine executive business leadership experience from both domestic and international markets. His extensive background in sales and marketing, strategic planning and execution, financial management, and communications have led multinational operations to double-digit revenue improvements and significant global market expansions. During his 20 years in the marine industry, he has also held numerous senior leadership positions with Brunswick Corporation and in those roles provided strategic direction for business unit financial performance, manufacturing operations, sales and marketing efforts, and product development initiatives. In each area, he consistently delivered on the goals and objectives of business divisions that spanned multiple market segments across the globe. Mr. Povlin is a graduate of Middle Tennessee State University and holds a Bachelor of Science degree in International Relations. His commitment to lifelong learning includes further studies at Northwestern and the University of Chicago in the areas of marketing, finance, and leadership.

Patrick May, 59, currently serves as the President of Crest, which we acquired in October 2018. Before MasterCraft’s acquisition of Crest, Mr. May served as Chief Operating Officer and Chief Financial Officer of Crest since its inception in April 2010. In his current capacity, Mr. May oversees sales, marketing, finance, product development and manufacturing activities at Crest. Prior to Crest, Mr. May was President of Woodward Capital Advisors, a private investment banking firm he co-founded in Birmingham, Michigan where he spent fifteen years specializing in mergers and acquisitions serving a diverse corporate middle market clientele. Mr. May began his career as a lending officer at Bank of America. He obtained his Bachelors of Science degree in Public Administration from Ferris State University in 1982.

EXECUTIVE COMPENSATION

Introduction

This Compensation Overview provides a discussion of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our chief executive officer and our two other highest paid executive officers during fiscal year 2019 (collectively, the “named executive officers”), as presented in the tables which follow this discussion.

The Company’s named executive officers during fiscal year 2019 are set forth in the table below:

Named Executive Officer	Position During Fiscal Year 2019
Terry McNew	President and Chief Executive Officer
Timothy M. Oxley	Chief Financial Officer, Treasurer and Secretary
Jay S. Povlin	President, NauticStar

This discussion contains statements regarding our performance targets and goals, with respect to performance metrices including revenue, Adjusted EBITDA and Adjusted EBITDA Margin. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See “Appendix B—Reconciliation of Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable financial measures presented in accordance with GAAP.

Compensation Philosophy and Objectives

Our executive compensation program is designed to facilitate high performance and generate results that will create value for us and our stockholders. The key objectives of our executive compensation program are as follows:

•	Pay for performance.

•	Reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•	Create a performance culture and maintain morale.

•	Attract, motivate and retain top executive talent.

Our Compensation Committee and Board review and approve our executive compensation program, and maintain the discretion to adjust awards and amounts paid to our executive officers as they deem appropriate. In evaluating and approving executive compensation, the Compensation Committee and Board consider a variety of factors, including significant acquisitions, changes in our business strategy, performance expectations for the Company, external market data, actual performance of the Company, and individual executive performance.

Compensation Best Practices

What We Do
✓	Strong emphasis on performance-based compensation, with a significant portion of named executive officers’ overall compensation tied to Company performance	✓	Rigorous measures tied to Company Revenue, Adjusted EBITDA Margin, Total Shareholder Return and Cumulative Adjusted EPS
✓	Aggressive annual Revenue and Adjusted EBITDA targets	✓	Compensation Committee is comprised solely of independent directors

What We Do
✓	Appropriate mix of short-term and long-term incentives	✓	Additional rigorous and subjective individual performance objectives considered for each executive
✓	Annual cash incentives for named executive officers limited to 200% of Target for financial performance metrics	✓	Meaningful stock ownership guidelines for certain executive officers and directors
✓	Robust clawback policy for incentive compensation paid to our named executive officers	✓	Compensation Committee advised by third-party advisors including independent compensation consultant

What We Don’t Do
×	Provide incentives that encourage excessive executive risk-taking	×	Allow hedging or short sales
×	Gross up excise taxes that may become due upon a change in control	×	Guarantee incentive awards for executives

Elements of our Compensation Program

The primary elements of our fiscal year 2019 executive compensation structure are base salary, annual bonuses, equity incentive awards and certain employee benefits. Each principal element of our executive compensation program for fiscal year 2019 along with the objectives of each element are summarized in the following table and described in more detail below.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives

Annual Bonuses: Short Term Incentive Compensation	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent

Long Term Equity Incentive Awards	Variable, equity-based compensation to promote achievement of longer-term goals

Align executives’ interests with those of our stockholders and encourage executive decision-making that maximizes growth and value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans Allow usage of a Company-owned boat

Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers

Familiarize executives with the functionality and quality of current model year boats

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each officer commensurate with the executive’s role, experience and duties. The Compensation Committee reviews and approves base salaries for our named executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers in our industry. The initial base salaries of our named executive officers are set forth in each such executive’s employment agreement or offer letter, as applicable.

The base salaries set forth in the applicable agreements with our named executive officers were established based on an evaluation of the factors described above, our desire to reward and retain the key executives who we believe are instrumental to our success, and the competitiveness of base salaries based upon a review of publicly available data for our competitors.

Named Executive Officer	Base Salary
Terry McNew	$500,000
Timothy M. Oxley	$300,000
Jay S. Povlin	$290,000

Annual Bonus: Short Term Cash Incentive Compensation

The Company has established the Short-Term Incentive Plan (“STIP”) to provide annual cash incentive compensation to our executives. The graphic below illustrates the weighting of the metrics and the calculation of the objective component of the STIP.

The STIP sets a threshold, target, and maximum level for each of these metrics applicable to all executive officers. The targets are set for the year by the Compensation Committee based on recommendations from the CEO and the CFO and are communicated to executives at the beginning of each year. While the Compensation Committee primarily bases annual cash incentive awards on performance against the targets for the year, it also considers a variety of other factors, including established individual performance objectives for each executive such as operational achievements, financial performance and market share gains for specific business divisions and segments, dealer inventories, warranty expenses and marketing objectives, and retains negative discretion in determining actual bonus payouts. After considering these factors, the Compensation Committee determined to reduce the 2018 STIP payouts from 128% to 108% of target for Messrs. McNew and Oxley and from 128% to 86% for Mr. Povlin.

The target criteria and actual fiscal year 2019 results for Total Company Revenue and Adjusted EBITDA are as follows:

Performance Metric	Weighting	Target(1)	Results	Achievement(2)
Revenue	40%	$443.0 million	$466.4 million	126.4%—Between target and maximum
Adjusted EBITDA(3)	60%	$75.0 million	$79.3 million	128.8%—Between target and maximum

Total (Blended result)				127.9%

(1)	Gives effect to adjustments to account for fiscal 2019 acquisitions.
(2)	Actual payouts reduced to 108% of target for Messrs. McNew and Oxley and 86% of target for Mr. Povlin.
(3)	For additional information regarding and reconciliation of this non-GAAP financial measure, see “Appendix B—Reconciliation of Non-GAAP Measures”.

The table below sets froth the threshold, target and maximum percentages of base salary for awards under the 2019 STIP, together with the achievement and actual bonus levels paid to our NEOs, based on actual Company and individual results.

	Award Opportunity			Achievement		Bonus Earned
Name	Threshold	Target	Maximum	Achievement (actual)	Achievement (as adjusted)	% of Target	$
Terry McNew	30% of base salary	100% of base salary	200% of base salary	127.9%	108%	108%	$540,000
Timothy M. Oxley	15% of base salary	50% of base salary	100% of base salary	127.9%	108%	108%	$162,000
Jay S. Povlin	15% of base salary	50% of base salary	100% of base salary	127.9%	86%	86%	$99,776

Long-Term Equity Incentive Compensation

Equity awards represent an important component of our named executive officer compensation. We believe long-term incentive awards align the interests of our stockholders and our named executive officers by increasing the proprietary interest of our named executive officers in the Company’s growth and success, advance the Company’s interests by attracting and retaining qualified employees over time and motivate our executives to act in the long-term best interests of our stockholders. In particular, the Compensation Committee and the Board feel that one way to align the Company’s strategy with the executive long-term incentive compensation is to tie the awards directly to the Company’s performance.

LTIP awards are granted to our executive officers annually under our Amended and Restated MasterCraft Boat Holdings, Inc. 2015 Incentive Award Plan. In order to balance performance and retention incentives, during the fiscal year 2019, LTIP awards consisted of 50% restricted stock awards (“RSAs”) and 50% performance stock units (“PSUs”). The Compensation Committee believes that RSAs promote an “ownership” culture and provide retention incentives for our executive officers, while PSUs act as an effective tool for linking individual interests of our executive officers to those of our stockholders.

RSAs vest annually in three equal installments beginning on the first anniversary of the grant date, subject to the executive officer’s continued employment.

Shares subject to PSUs are earned based upon the Company’s performance, over a three-year period, measured by an increase in Adjusted EBITDA Margin (for awards granted prior to fiscal year 2019) and cumulative adjusted earnings per share (for awards granted in fiscal year 2019 and 2020), in each case subject to a potential adjustment based upon the application of a total stockholder return (“TSR”) modifier and subject to the executive officer’s continued employment with the Company. At the end of the three-year performance period, the Compensation Committee determines the actual number of shares the individual will receive based on achievement of the established performance goals and the TSR modifier.

Results for the 2017 – 2019 performance period for awards granted in fiscal 2017 are set forth in the table below.

Performance Metric	Target	Results	Achievement	Relative TSR Level	Relative TSR Modifier
Adjusted EBITDA Margin(1)	17.2%	18.2%	Between target and maximum	25th Percentile	-20.0%
Payout%	100.0%	129.4%	Between target and maximum	50th Percentile	No adjustment
TSR Modifier		1.213x		75th Percentile	20.0%
Calculated Payout(2)		157.0%		90th Percentile	30.0%
				77th Percentile (Actual)	21.3%

(1)	Three-year cumulative Adjusted EBITDA Margin for fiscal years 2017, 2018 and 2019.
(2)	Awards earned give effect to certain adjustments to account for acquisitions made during the performance period.

The table below sets forth the shares earned by our named executive officers in fiscal year 2019 for the fiscal 2017–2019 performance period:

Named Executive Officer	Shares Subject to PSUs Granted in Fiscal 2017	Shares Earned	Shares Earned as a Percentage of Target
Terry McNew	20,253	31,797	157.0%
Timothy M. Oxley	6,392	10,035	157.0%
Jay S. Povlin	4,741	7,443	157.0%

For the fiscal year 2020, the Compensation Committee will again utilize a 50% RSA and 50% PSU mix of LTIP awards. The RSAs will vest annually in three equal installments beginning on the first anniversary of the grant date, subject to the executive officer’s continued employment. Shares subject to PSUs are again earned based on the Company’s performance over a three-year period, measured by an increase in a cumulative earnings per share metric, subject to a TSR modifier and the executive officer’s continued employment with the Company. At the current point in the evolution of the Company, the Compensation Committee believes the earnings per share metric further aligns executive compensation with stockholder interests.

Employee Benefits and Perquisites

Our named executive officers receive the standard benefits received by all employees including: health and welfare plans, including, medical, dental, and vision benefits; medical and dependent care flexible spending accounts; short term and long-term disability insurance; and life insurance, defined contribution retirement plans (a 401(k) retirement savings plan), and vacation.

We do not have a defined benefit pension plan or supplemental executive retirement plan. Our named executive officers participate in our various benefit programs, including our 401(k) retirement savings plan discussed below, on the same terms as other employees. The Company does not provide to its named executive officers supplemental executive retirement plans, club memberships or other significant perquisites.

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are generally eligible to participate in the 401(k) plan on the same terms as other full time employees. The Internal Revenue Code, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Executive Stock Ownership Policy

The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines require our CEO and CFO to own shares of the Company’s common stock having an aggregate value equal to six times and three times their respective annual base salaries within five years of our initial public offering.

No Tax Gross Ups

Except for life insurance and certain living expenses, we do not make gross up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

None of the named executive officers are entitled to gross-up payments in the event that any payments or benefits provided to her or him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Insider Trading Policy Prohibition on Hedging and Pledging

We have adopted an insider trading compliance policy (effective as of the effective date of our initial public offering), which prohibits the hedging and pledging of our securities by our directors and officers. None of our executive officers or directors holds any of our stock subject to a hedge or pledge.

Clawback Policy

We have adopted a claw-back policy (effective as of the effective date of our initial public offering). Under this policy, the Company may seek to recover or cause to be forfeited any or all performance-based compensation received by employees and directors of the Company, including the named executive officers, in the event of restatement of the Company’s financial statements resulting in whole or in part from the fraud or intentional misconduct of such employees or directors.

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by or paid to the named executive officers for fiscal years ended June 30, 2019 and June 30, 2018, calculated in accordance with SEC rules and regulations.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Terry McNew	2019	$500,000		$750,000	$—	$540,000	$17,530	$1,807,530
President and Chief	2018	415,000	—	415,000	—	571,798	19,232	1,421,030
Executive Officer

Timothy M. Oxley	2019	300,000		180,000	—	162,000	13,462	655,462
Chief Financial Officer,	2018	267,200	—	133,600	—	184,078	14,557	599,435
Treasurer and Secretary

Jay S. Povlin(4)	2019	230,964		103,500	—	99,776	18,578	452,818
President, NauticStar

(1)

Represents the aggregate grant date fair value for equity awards granted in 2018 and 2019, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K. See “—Equity Incentive Compensation” for more information about the awards granted in 2018 and 2019.

(2)

Messrs. McNew, Oxley and Povlin received an annual performance-based bonus with respect to fiscal 2018 and fiscal 2019 under the annual short term incentive plan for performance in fiscal 2018 (the “2018 STIP) and the annual short term incentive plan for performance in fiscal 2019 (the “2019 STIP”), respectively. For a discussion of the 2018 STIP and the 2019 STIP, see the section entitled “Narrative to Summary Compensation Table—Short Term Cash Incentive Compensation.”

(3)	The amounts shown in this column for 2018 reflect the following components:

•	Mr. McNew’s compensation includes $5,078 for spousal airfare travel in connection with a variety of trips.

•	Messrs. McNew and Oxley each received $1,783 for a Company paid life insurance policy.

•	Messrs. McNew and Oxley each received $9,450 for matching contributions to each individual’s account in our 401(k) plan.

•	Messrs. McNew and Oxley received $2,921 and $3,324, respectively, for boat usage.

The amounts shown in this column for 2019 reflect the following components:

•	Mr. McNew’s compensation includes $3,832 for spousal airfare travel in connection with a variety of trips.

•	Messrs. McNew, Oxley and Povlin received $1,783, $2,737 and $954, respectively, for a Company paid life insurance policy.

•	Messrs. McNew, Oxley and Povlin each received $9,625 for matching contributions to each individual’s account in our 401(k) plan.

•	Messrs. McNew, Oxley and Povlin received $2,290 and $1,100 and $2,939, respectively, for boat usage.

•	Mr. Povlin received $1,538 for a car allowance.

•	Mr. Povlin received $3,522 for a housing allowance.

(4)	Mr. Povlin was appointed President of NauticStar on March 18, 2019. In connection with his promotion to President of NauticStar, Mr. Povlin’s annual base salary increased to $290,000.

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of June 30, 2019.

		Option Awards					Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised unearned options (#)		Option exercise price ($)(1)	Option expiration date	Number of securities that have not vested (#)		Market value of securities that have not vested ($)(2)
Terry McNew	7/16/15	36,350	12,117	(3)	10.70	7/16/2025	—		—
	8/25/16	—	—		—	—	4,501	(4)	88,174.59
	7/20/17	—	—		—	—	7,153	(5)	140,127.27
	7/20/17	—	—		—	—	10,729	(6)	210,181.11
	7/19/18	—	—		—	—	14,104	(7)	276,297.36
	8/14/18	—	—		—	—	14,834	(8)	290,598.06
Timothy M. Oxley	7/16/15	11,360	3,786	(3)	10.70	7/16/2025	—		—
	8/25/16	—	—		—	—	1,421	(4)	27,837.39
	7/20/17	—	—		—	—	2,303	(5)	45,115.77
	7/20/17	—	—		—	—	3,454	(6)	67,663.86
	7/19/18	—	—		—	—	3,385	(7)	66,312.15
	8/14/18	—	—		—	—	3,561	(8)	69,759.99
Jay S. Povlin	7/16/15	—	5,452	(3)	10.70	7/16/2025	—		—
	8/25/16	—	—		—	—	1,053	(4)	20,628.27
	7/20/17	—	—		—	—	1,732	(5)	33,929.88
	7/20/17	—	—		—	—	2,598	(6)	50,894.82
	7/19/18	—	—		—	—	1,947	(7)	38,141.73
	8/14/18	—	—		—	—	2,048	(8)	40,120.32
	11/9/18	—	—		—	—	73	(9)	1,430.07

(1)	The option exercise price has been reduced by $4.30, the amount of the special cash dividend paid on June 10, 2016, from an exercise price of $15.00 to an exercise price of $10.70.
(2)	Based on the closing price of the Company’s common stock on June 28, 2019 of $19.59.
(3)	The options vests in four equal annual installments beginning on July 16, 2016.
(4)	The restricted stock vests in three equal annual installments beginning on August 25, 2017.
(5)	The restricted stock vests in three equal annual installments beginning on July 20, 2018.
(6)

The performance stock units will be earned based upon the Company’s performance, over a three year period, measured by an increase in Adjusted EBITDA Margin, subject to a TSR modifier. The “Performance Period” for the awards is a three year period commencing July 1, 2017 and ending June 30, 2020.

(7)	The restricted stock vests in three equal annual installments beginning on July 19, 2019.
(8)

The performance stock units will be earned based upon the Company’s performance, over a three year period, measured by an increase in cumulative adjusted earnings per share, subject to a TSR modifier. The “Performance Period” for the awards is a three year period commencing July 1, 2018 and ending June 30, 2021.

(9)	The restricted stock vests on November 9, 2019.

Potential Payments upon Termination or Change of Control

The employment agreements with Messrs. McNew and Oxley provide for the payment of certain severance benefits upon termination. For additional information about the payment of certain severance benefits upon termination, please see the section titled “Severance” below.

Employment Agreements and Offer Letter with our Named Executive Officers

Employment Agreements with Terry McNew and Timothy M. Oxley

On July 1, 2018, we entered into new employment agreements with each of Mr. McNew and Mr. Oxley. Under such employment agreement, Mr. McNew will serve as President and Chief Executive Officer of the Company and Mr. Oxley will serve as Chief Financial Officer, Secretary and Treasurer of the Company, for four years from the effective date of the employment agreement, subject to successive one year extensions by the Board provided that neither such executive nor the Company provides written notice of non-extension prior to the expiration of the then current term or until his employment is terminated by the Company or him pursuant to the terms of his employment agreement.

Base Salary, Cash Bonuses and Equity Awards

Pursuant to such employment agreements, Mr. McNew is entitled to an initial annual base salary of $500,000 and Mr. Oxley is entitled to an initial annual base salary of $300,000. Each such executive is eligible for an annual performance-based bonus in accordance with the terms of the STIP adopted by the Board, based upon annual performance targets established by the Board in consultation with Mr. McNew. The actual annual performance-based bonus paid to each such executive under each of the 2018 STIP and 2019 STIP is set forth above in the Summary Compensation Table in the column entitled “Non-equity incentive plan compensation.” Mr. McNew is also eligible for equity awards under our LTIP program should he meet performance targets established by the Board.

Severance

The employment agreements provide for severance upon a termination of such executive’s employment by us without cause, subject to the execution and non-revocation of a waiver and release of claims by such executive.

Upon a termination by us without cause, Mr. McNew or Mr. Oxley, as applicable, is entitled to severance consisting of (a) continued base salary through the 12 month anniversary of the termination of employment, (b) reimbursement of the COBRA premiums (provided that coverage shall be equivalent to the coverage received while he was employed with the Company) for up to 12 months following termination of employment, and (c) continued STIP and LTIP payments on a pro rata basis for the remainder of the fiscal year following termination of employment (provided he was on track to meet applicable performance targets). Payment of continued base salary will be subject to reduction for any compensation earned by each executive during the 12-month period following termination of employment.

For purposes of each employment agreement, the Company will have “cause” to terminate such executive’s employment upon his (i) material failure to substantially perform the duties set forth in his employment agreement (other than any such failure resulting from disability); (ii) material failure to carry out, or comply with, in any material respect, any lawful directive of our Board; (iii) commission at any time of any act or omission that results in, or may reasonably be expected to result in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our premises or while performing his duties and responsibilities under his employment agreement; (v) commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of our assets, or breach of fiduciary duty against us (or any predecessor thereto or successor thereof); or (vi) material breach of his employment agreement or other agreements with us (including, without limitation, any breach of the restrictive covenants of any such agreement).

Restrictive Covenants

Pursuant to such employment agreements, each such executive will be subject to certain non-competition and non-solicitation restrictions for the term of the agreement and for an 18-month period after termination of employment.

Offer Letter for Jay Povlin

On March 11, 2019, Mr. Povlin executed an offer letter with the Company to serve as President of NauticStar, effective March 18, 2019. Mr. Povlin’s offer letter does not provide for specific terms. Pursuant to the terms of Mr. Povlin’s offer letter, his compensation includes a base annual salary of $290,000 and eligibility for an annual performance-based bonus for up to 50% of his base salary in accordance with the terms of the STIP adopted by the Board. Mr. Povlin is also eligible for equity awards for up to 50% of his base salary under our LTIP program should he meet performance targets established by the Board.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2020 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2020 Annual Meeting must be received by us by June 12, 2020. However, pursuant to such rule, if the 2020 Annual Meeting is held on a date that is before September 23, 2020 or after November 22, 2020, then a stockholder proposal submitted for inclusion in our proxy statement for the 2020 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2020 Annual Meeting.

Stockholder Proposals of Business

Under our Bylaws that will be in effect for the 2020 Annual Meeting, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our Bylaws. Our Bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2020 Annual Meeting between June 25, 2020 and July 25, 2020; provided, however, if and only if the 2020 Annual Meeting is not scheduled to be held between September 23, 2020 and January 1, 2021, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2020 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2020 Annual Meeting or (B) the date which is 90 days prior to the date of the 2020 Annual Meeting. The advance notice of the proposal must contain certain information specified in our bylaws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a proposal of business at the 2020 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, as amended and restated and adopted as of July 18, 2019, which were filed with the SEC as an exhibit to Form 8-K on July 22, 2019 and our Annual Report on Form 10-K on September 13, 2019.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our Bylaws. Under our Bylaws that will be in effect for the 2020 Annual Meeting, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, on the record date for the annual meeting and at the time of the annual meeting (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our Bylaws. The stockholder must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2020 Annual Meeting between June 25, 2020 and July 25, 2020; provided, however, if and only if the 2020 Annual Meeting is not scheduled to be held between September 23, 2020 and January 1, 2021, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2020 Annual Meeting and not later than the later of (C) the tenth day following the day of the public announcement of the date of the 2020 Annual Meeting or (D) the date which is 90 days prior to the date of the 2020 Annual Meeting. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2020 Annual Meeting must comply with the provisions specified in our Bylaws, as amended and restated and adopted as of July 18, 2019, which were filed with the SEC as an exhibit to Form 8-K on July 22, 2019 and our Annual Report on Form 10-K on September 13, 2019.

Contact Information

Stockholder proposals or nominations should be sent to:

100 Cherokee Cove Drive,

Vonore, Tennessee 37885

Attention: Corporate Secretary

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet so that your shares may be represented at the Annual Meeting.

By order of the Board of Directors,

Frederick A. Brightbill Chairman of the Board

Appendix A

Certificate of Amendment to the Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MASTERCRAFT BOAT HOLDINGS, INC.

MasterCraft Boat Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.

The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on January 28, 2000 under the name MCBC Holdings, Inc. The Corporation changed its name to MasterCraft Boat Holdings, Inc. on November 7, 2018.

2.

This Certificate of Amendment (this “Certificate of Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Corporation’s stockholders on October 23, 2019 and by the Corporation’s Board of Directors on July 18, 2019 in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.	Section C of Article 6 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“C.    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director elected in accordance with the immediately preceding sentence to fill a vacancy on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause in a class elected prior to the annual meeting of stockholders for fiscal year 2020 shall hold office for a term expiring at the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified. Any Director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the Board of Directors resulting from the death, resignation or removal of any Director in a class elected at or after the annual meeting of stockholders for fiscal year 2020 shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor is shall be elected and qualified or until such Director’s death, resignation, retirement, disqualification, removal from office or other cause, whichever occurs first.”

4.	Section D of Article 6 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“D.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office, at a meeting called for that purpose, for any reason, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote in an election of Directors.”

5.	Section E of Article 6 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“E.    The Board of Directors is and shall remain divided into three classes until the annual meeting of stockholders for fiscal year 2022. The terms of the members of the Board of Directors elected prior to the annual meeting of stockholders for fiscal year 2020 shall serve for a term expiring at the third annual meeting of stockholders to be held after their election. Beginning with the annual meeting of stockholders for fiscal year 2020, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders for fiscal year 2020, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2021; (ii) at the annual meeting of stockholders for fiscal year 2021, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2022; and (iii) at the annual meeting of stockholders for fiscal year 2022 and at each annual meeting of stockholders thereafter, all Directors shall be elected for a one-year term expiring at the next annual meeting of stockholders after their election. The provisions of this Article 6.E are subject to the rights of the holders of any class or series of Preferred Stock to elect Directors.”

6.	Article 8 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“Article 8

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

7.	Except as hereinabove amended, the Amended and Restated Certificate of Incorporation remains in full force and effect.

*            *             *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Terry McNew, its Chief Executive Officer, on October [    ], 2019.

MASTERCRAFT BOAT HOLDINGS, INC.

By:

Name: Terry McNew
Title: Chief Executive Officer

Appendix B

Reconciliation of Non-GAAP Measures

	Fiscal Years
	2019	2018	2017
	(Dollars in thousands)
Net income	$21,354	$39,653	$19,570
Income tax expense	5,392	12,856	11,723
Interest expense	6,513	3,474	2,222
Depreciation and amortization	7,787	5,086	3,231

EBITDA	41,046	61,069	36,746
Goodwill and other intangible asset impairment(a)	31,000	—	—
Transaction expense(b)	2,377	1,744	71
Inventory step-up adjustment—acquisition related(c)	382	501	—
Litigation charge(d)	—	—	5,948
Warranty adjustment(e)	—	(1,033)	—
New brand startup costs(f)	2,840	561	—
Stock-based compensation	1,678	1,186	711

Adjusted EBITDA	79,323	64,028	43,476
Adjusted EBITDA Margin	17.0%	19.2%	19.0%

(a)

Represents a non-cash charge recorded in the NauticStar segment for a $28.0 million impairment of goodwill and a $3.0 million impairment of trade name. See Note 8 in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended June 30, 2019 for more information on the impairment charges.

(b)	Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.
(d)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2017, which includes settling the Malibu patent case in fiscal 2017.
(e)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(f)	Represents startup costs associated with Aviara, a completely new boat brand in an industry category neither MasterCraft, NauticStar nor Crest serve.

B-1

ANNUAL MEETING OF SHAREHOLDERS OF

MASTERCRAFT BOAT HOLDINGS, INC.

October 23, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Annual Report, Notice and Proxy Statement are available at www.astproxyportal.com/ast/20229

i        Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.        i

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Proposal 1 — Election of Directors for terms that expire at the 2022 Annual Meeting					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ○ Jaclyn Baumgarten ○ Roch Lambert ○ Peter G. Leemputte		2. Proposal 2 — Approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors	☐	☐	☐
				3. Proposal 3 — Approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting	☐	☐	☐
				4. Proposal 4 — Ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year 2020	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

MASTERCRAFT BOAT HOLDINGS, INC.

Proxy for Annual Meeting of Shareholders on October 23, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Terry McNew and Timothy M. Oxley, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of MASTERCRAFT BOAT HOLDINGS, INC., to be held October 23, 2019 at the Embassy Suites Knoxville-West, 9621 Parkside Drive, Knoxville, TN 37922, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

MASTERCRAFT BOAT HOLDINGS, INC.

October 23, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Annual Report, Notice and Proxy Statement

are available at www.astproxyportal.com/ast/20229

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i    Please detach along perforated line and mail in the envelope provided.    i

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Proposal 1 — Election of Directors for terms that expire at the 2022 Annual Meeting					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ○ Jaclyn Baumgarten ○ Roch Lambert ○ Peter G. Leemputte		2. Proposal 2 — Approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors	☐	☐	☐
				3. Proposal 3 — Approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting	☐	☐	☐
				4. Proposal 4 — Ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year 2020	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛